SECURITIES PURCHASE AND EXCHANGE AGREEMENT

                    THIS SECURITIES PURCHASE AND EXCHANGE AGREEMENT ("Agreement") is made as of the 31st day of January, 1996 by and among Nestor, Inc., a Delaware corporation (the "Company"), Wand/Nestor Investments L.P., a Delaware limited partnership ("Wand I"), Wand/Nestor Investments II L.P., a Delaware limited partnership, and Wand/Nestor Investments III L.P., a Delaware limited partnership ("Wand III"). Wand I, Wand II and Wand III are referred to herein collectively as the "Purchasers."

                                   RECITALS

                    A.   Wand I and Wand II are each currently
          owners of the following securities of the Company: (1) common stock, par value $.01 per share ("Company Common Stock"); (2) Series C Convertible Preferred Stock, par value $1.00 per shares ("Series C Preferred Stock"); (3) Series D Convertible Preferred Stock, par value $1.00 per share ("Series D Preferred Stock"); (4) certain common stock purchase warrants to purchase shares of Company Common Stock at various exercise prices (the "Old Warrants").

                    B.   Certain of the Company securities
          currently held by Wand I will be transferred to Wand III, as follows:

                    (1) 74,151 shares of Company Common Stock (the "Wand III Company Common Stock");

                    (2)  1,444 shares of Series C Preferred Stock
                         (the "Wand III Series C Preferred Stock");

                    (3)  8,322 shares of Series D Preferred Stock
                         (the "Wand III Series D Preferred Stock");

                    (4)  Warrants to acquire 4,161 shares of
                         Company Common Stock at an exercise price of $2.00 per share (the "$2.00 Warrants");

                    (5)  Warrants to acquire 416,115 shares of
                         Company Common Stock at an exercise price of $.65 per share (the "$.65 Warrants");
                         and

                    (6)  Warrants to acquire 291,281 shares of
                         Company Common Stock at $1.00 per share
                         (the "$1.00 Warrant").

                    C. the Company desires to sell to Wand I and Wand II, and Wand I and Wand II desires to purchase from the Company, in the aggregate, (1) 599 shares of a new class of convertible preferred stock of the Company, par value $1.00 per share (the "Series F Preferred Stock") having the terms set forth in the Company's Certificate of Designation of the Terms of the Series F Preferred Stock in the form set forth as Exhibit I, and (2) Warrants to purchase up to an aggregate of 173,710 shares of Company Common Stock in the form set forth as Exhibit II (the "Regular Warrants");

                    D. The Company desires to sell to Wand III, and Wand III desires to purchase from the Company, (1) 401 shares of a new class of convertible preferred stock of the Company, par value $1.00 per share (the "Series G Preferred Stock") having the terms set forth in the Company's Designation of the Terms of the Series G Preferred Stock set forth as Exhibit III and (2) warrants to purchase up to an aggregate of 116,290 shares of Company Common Stock in the form set forth as Exhibit IV (the "Restricted Warrants").

                    E. In order to facilitate this purchase and sale of the Company securities to the Purchasers, the Company and the Purchasers have agreed that (1) the 1,776 Series C Preferred Stock owned by Wand I (excluding the 1,444 shares of such stock to be transferred to Wand III) and the 250 shares of Series C Preferred Stock owned by Wand II shall be exchanged for an aggregate of 2,026 shares of a new class of convertible preferred stock of the Company, par value $1.00 per share (the "Series H Preferred Stock") having the terms set forth in the Company's Certificate of Designation of Terms of the Series H Preferred Stock set forth as Exhibit V, (2) the 1,444 shares of Series C Preferred Stock transferred to Wand III shall be exchanged for an aggregate of 1,444 shares of a new class of convertible preferred stock of the Company, par value $1.00 per share (the "Series E Preferred Stock") having the terms set forth in the Company's Certificate of Designation of terms of the Series E Preferred Stock set forth as Exhibit VI, and (3) the $1.00 Warrants and the $.65 Warrants shall be exchanged for revised Warrants having the terms set forth in Exhibits VII (the "Revised $1.00 Warrants") and VIII (the "Revised $.65 Warrants"), respectively. The Revised $1.00 Warrants and the Revised $.65 Warrants are herein referred to in the aggregate as the "Revised Warrants."

                    F.   Concurrently herewith the parties are
          entering into the Amended and Restated Registration
          Agreement, dated as of January 31, 1996, in the form set forth as Exhibit IX (the "Registration Rights
          Agreement").

                    NOW, THEREFORE, in consideration of the mutual covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

          1.   SALE AND PURCHASE OF COMPANY SECURITIES; OTHER
               TRANSACTIONS.

                    (a)  The Company has authorized the issuance
          and sale to Wand I and Wand II, in the respective amounts set forth on Schedule I, (i) 599 shares (the "Series F Preferred Shares") of the Series F Preferred Stock and
          (ii) the Regular Warrants. Subject to the terms and conditions herein set forth, the Company will issue and sell to Wand I and Wand II, and Wand I and Wand II will purchase from the Company, at the Closing ( as defined below) the Series F Preferred Shares and the Regular Warrants in the respective amounts set forth on Schedule
          I. The aggregate purchase price for the Series F Preferred Shares and Regular Warrant shall be $599,000 in cash (the "Series F Purchase Price").

                    (b)  The Company has authorized the issuance
          and sale to Wand III as set forth on Schedule I (i) 401 shares (the "Series G Preferred Shares") of the Series G Preferred Stock and (ii) the Restricted Warrants. Subject to the terms and conditions herein set forth, including the receipt of all requisite regulatory approvals, the Company will issue and sell to Wand III, and Wand III will purchase from the Company, at the Closing (as defined below) the Series G Preferred Shares and the Restricted Warrants in the amount set forth on
          Schedule I. The purchase price for the Series G Preferred Shares and the Restricted Warrants shall be $401,000 in cash (the "Series G Purchase Price").

                    (c) The Company has authorized the issuance to Wand III of 1,444 shares (the "Series E Preferred
          Shares") in exchange for 1,444 shares of Series C
          Preferred Stock (the "Wand III Series C Preferred
          Shares"). The Wand III Series C Preferred Shares shall be cancelled and retired.

                    (d) The Company has authorized the issuance to Wand III of the Revised $1.00 Warrant in exchange for the $1.00 Warrant and the Revised $.65 Warrant in exchange for the $.65 Warrant. The $1.00 Warrant and the $.65 Warrant shall be cancelled and retired.

                    (e) The Company has authorized the issuance to Wand I and Wand II in the respective amounts set forth on
          Schedule I, of an aggregate of 2,026 shares (the "Series H Preferred Shares") in exchange for an aggregate of 2,026 shares of Series C Preferred Stock (the "Wand I and Wand II Series C Preferred Shares"). The Wand I and Wand II Series C Preferred Shares shall be cancelled and retired.

                    (f) The Series E Preferred Shares, the Series F Preferred Shares, the Series G Preferred Shares, and the Series H Preferred Shares are referred to herein in the aggregate as the "Preferred Shares" and the Regular Warrants and the Restricted Warrants are referred to herein in the aggregate as the "New Warrants."

          2.  CLOSING.

                    (a)  Subject to the applicable provisions of
          Sections 7, 8, and 9 hereof, the closing of (i) the sale of the Series F Preferred Shares, the Series G Preferred Shares, the Regular Warrants and the Restricted Warrants,
          (ii) the exchange of the Series C Preferred Stock for the Series E Preferred Shares and the Series H Preferred Shares, and (iii) the exchange of the $.65 Warrants and the $1.00 Warrants for the Revised Warrants (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, as soon as practicable following the satisfaction or waiver of the applicable conditions set forth in Sections 7, 8 and 9 hereof.

                    (b)  At the Closing, (i) the Company shall
          deliver to the Purchasers certificates evidencing the respective number of Series F Preferred Shares, Series G Preferred Shares, Regular Warrants and Restricted Warrants to be purchased by the Purchasers, (ii) the Purchasers shall deliver to the Company the Series F Purchase Price and the Series G Purchase Price by wire transfer of immediately available funds to an account designated by the Company, and (iii) the parties shall make such other deliveries as are contemplated hereby.

                    (c)  In addition, at the Closing (i) the
          Company shall deliver to the Purchaser certificates evidencing the respective number of Series E Preferred Shares, Series H Preferred Shares and Revised Warrants to be acquired by the Purchasers, (ii) the Purchasers shall deliver to the Company for cancellation the Wand I and Wand II Series C Preferred Shares, the Wand III Series C Preferred Shares, the $1.00 Warrants and the $.65 Warrants, and (iii) the parties shall make such other deliveries as are contemplated hereby.

                    (d)  The Closing of the purchase and sale of
          the Company securities contemplated by this Agreement and the Closing of the exchange of Company securities contemplated by this Agreement may take place at different times if the parties mutually agree.

          3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                    The Company hereby represents and warrants to the Purchasers as follows:

                    (a)  Organization, Standing and Power of the
          Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own, lease and operate its properties, assets and business and to conduct its business as now being conducted and is duly qualified to do business as a foreign corporation in good standing in those jurisdictions, other than the state of its incorporation, in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any failures so to qualify which would not have, individually or in the aggregate, a material adverse effect on the business, condition or results of operations of the Company (a "Company Material Adverse Effect").

                    (b)  Authority; Enforceability; No Conflict.
          The Company has all requisite corporate power and authority to enter into this Agreement, the Registration Rights Agreement, the New Warrants and the Revised Warrants (such agreements other than this Agreement are collectively referred to hereafter as the "Related Agreements") to issue and sell the Preferred Shares, the New Warrants and the Revised Warrants and to carry out its obligations hereunder and under the Related Agreements. The execution, delivery and performance of this Agreement and the Related Agreements by the Company and the issuance and sale of the Preferred Shares, the New Warrants and the Revised Warrants by the Company have been duly and validly authorized by all requisite corporate proceedings on the part of the Company. This Agreement is, and the Related Agreements when executed and delivered by the Company will be, and when issued and sold each of the New Warrants and the Revised Warrants will be, a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Subject to the receipt of the consents or approvals set forth in Section 3(b) of the disclosure schedule delivered by the Company to the Purchasers concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule"), the execution and delivery of this Agreement and each Related Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, the issuance and sale of the Preferred Shares, the New Warrants and the Revised Warrants will not, and the performance by the Company of its obligations under the terms of the Preferred Shares, the New Warrants and the Revised Warrants will not, result in or constitute: (i) a default, breach or violation of or under the Certificate of Incorporation or the By-laws of the Company, or (ii) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which the Company is a party or by which any of their properties or assets are bound, except for any defaults, breaches or violations which would not have, individually or in the aggregate, a Company Material Adverse Effect, or (iii) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority by which the Company or any of its properties or assets are bound, except for any violations which would not have, individually or in the aggregate, a Company Material Adverse Effect, or (iv) an event which (with notice or lapse of time or both) would permit any person to terminate, accelerate the performance required by, or accelerate the maturity of, any indebtedness or obligation of the Company under any agreement or commitment to which the Company is a party or by which the Company is bound or by which any of its properties or assets are bound, except for any accelerations or terminations which would not have, individually or in the aggregate, a Company Material Adverse Effect, or (v) the creation or imposition of any lien, charge or encumbrance on any property of the Company under any agreement or commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, except for any liens, charges or encumbrances which would not have, individually or in the aggregate, a Company Material Adverse Effect, or (vi) an event which would require any consent under any agreement to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, except for any consents which, if not received, would not have, individually or in the aggregate, a Company Material Adverse Effect.

                    (c)  Capitalization.  The authorized capital
          stock of the Company consists of (i) 30,000,000 shares of Common Stock, par value $.01 per share, of which 7,844,908 shares (excluding shares held in treasury) are outstanding and 10,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), of which
          (i) 452,064 shares of Series A Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock"), of which 452,064 shares are outstanding; (ii) 2,380,000 shares of Series B Preferred Stock, par value $1.00 per share, of which 2,380,000 shares are outstanding; (iii) 3,500 shares of Series C Preferred Stock, par value $1.00 per share, of which 3,470 shares are outstanding; (iv) 210,549 shares of Series D Preferred Stock, par value $1.00 per share, (the "Series D Preferred Stock"), of which 210,549 shares are outstanding; (v) 1,444 shares of Series E Preferred Stock, of which no shares are outstanding; (vi) 599 shares of Series F Preferred Stock, of which no shares are outstanding; (vii) 401 shares of Series G Preferred Stock, of which no shares are outstanding; and (viii) 2,026 shares of Series H Preferred Stock, of which no shares are outstanding. All of the outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Immediately following the Closing,
          (i) 7,844,908 shares of Common Stock will be outstanding;
          (ii) 452,064 shares of Series A Preferred Stock will be outstanding; (iii) 2,380,000 shares of Series B Preferred Stock will be outstanding; (iv) no shares of Series C Preferred Stock will be outstanding; (v) 210,549 shares of Series D Preferred Stock will be outstanding; (vi) 1,444 shares of Series E Preferred Stock will be outstanding; (vii) 599 shares of Series F Preferred Stock will be outstanding; (viii) 401 shares of Series G Preferred Stock will be outstanding, and (ix) 2,026 shares of Series H Stock will be outstanding. Except for the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, and except as set forth in
          Section 3(c) of the Disclosure Schedule, there are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon the Company for the purchase or acquisition of any shares of capital stock of the Company or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of the Company or any convertible securities, rights or options of the type described in the preceding sentence. The Company is not a party to, and does not have knowledge of, any agreement expressly restricting the transfer of any shares of the capital stock of the Company.

                    (d)  No Subsidiaries or Other Ventures.  The
          Company has no subsidiaries.  Except as set forth in
          Section 3(d)(i) of the Disclosure Schedule, the Company does not own, directly or indirectly, any interest in any corporation, partnership, joint venture, association or other entity.

                    (e) Status of Shares. The Preferred Shares to be issued at the Closing have been duly authorized by all necessary corporate action on the part of the Company. When issued and paid for as provided in this Agreement, the Preferred Shares will be validly issued and outstanding, fully paid and nonassessable, and the issuance of such Preferred Shares is not and will not be subject to preemptive rights of any other stockholder of the Company. The shares of Common Stock to be issued upon conversion of the Preferred Shares and upon exercise of the New Warrants and the Revised Warrants have been duly authorized by all necessary corporate action on the part of the Company and, as of the Closing, will be duly reserved for issuance. When the shares of Common Stock are issued upon conversion of the Preferred Shares and upon exercise of the New Warrants and the Revised Warrants, such shares will be validly issued and outstanding, fully paid and nonassessable and the issuance of such shares will not be subject to preemptive rights of any other stockholder of the Company.

                    (f) Financial Statements. (1) The Company has heretofore delivered or made available to the Purchaser the audited consolidated balance sheets at June 30, 1995, 1994 and 1993 of the Company and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, including the related notes and auditor's report thereon (the "Financial Statements"). The Financial Statements (i) present fairly the consolidated financial condition of the Company at the dates thereof and present fairly its consolidated results of operations and cash flows for the years then ended and
          (ii) have been prepared in conformity with generally accepted accounting principles ("GAAP") applied consistently with respect to the immediately preceding fiscal year period except as set forth in the notes to the Financial Statements or in the auditor's report thereon.

                    (2) The Company has heretofore delivered or made available to the Purchaser the unaudited consolidated balance sheet at September 30, 1995 of the Company (the "September Balance Sheet") and the related consolidated statements of income and cash flows for the three months then ended (such September Balance Sheet and related consolidated statements, collectively, the "September Financial Statements"), each of which (i) presents fairly, in all material respects, the consolidated financial condition of the Company at September 30, 1995, and presents fairly its consolidated results of operations and cash flows for the nine months then ended and (ii) has been prepared in compliance with all of the requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and the applicable rules and regulations thereunder.

                    (g)  SEC Reports.  The Company has filed all
          reports, statements, forms and documents with the Securities Exchange Commission ("SEC") that it was required to file since December 31, 1990 (the "SEC Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act. As of their respective dates, each such report, statement, form or document, including without limitation any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (h)  Liabilities.  As of the date hereof,
          except (i) as set forth on the September Balance Sheet,
          (ii) as set forth in Section 3(h) of the Disclosure Schedule or (iii) for liabilities or obligations which were incurred after September 30, 1995 in the ordinary course of business and consistent with past practices, the Company has no liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a consolidated balance sheet of the Company (including the notes thereto) in conformity with GAAP.

                    (i) Indebtedness of the Company. Section 3(i) of the Disclosure Schedule sets forth all outstanding secured and unsecured Indebtedness (as defined hereinafter) of the Company in excess of $50,000 in any individual case, or for which the Company has commitments, on the date of this Agreement. The Company is not in default with respect to any such Indebtedness. "Indebtedness" means at any time, (i) all indebtedness for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments,
          (iii) all reimbursement obligations and other liabilities under letters of credit, (iv) all obligations to pay the deferred purchase price of property or services, other than normal trade creditors in the ordinary course, (v) all obligations in respect of capitalized leases, (vi) all guarantees and contractual obligations of the Company, contingent or otherwise, with respect to any indebtedness or obligation of another, and (vii) all obligations of the Company secured by any mortgage, pledge, lien, security interest or other encumbrance on any asset or property of the Company, whether or not such obligation has been assumed.

                    (j) Title to Properties; Liens. The Company does not own any real property. Section 3(j) of the Disclosure Schedule correctly describes all real property leased by the Company, together with a description of the lease payment obligations and lease termination provisions relating thereto. The Company enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its properties and assets, and all such leases are valid and subsisting and are in full force and effect.

                    (k) Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against the Company which questions the validity of this Agreement or the Related Agreements or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company or any of its properties or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company.

                    (l) Compliance with Law. The business of the Company has been and is presently being conducted so as to comply with all applicable federal, state, and local governmental laws, rules, regulations and ordinances.
          The Company has all material franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, and the Company is in compliance therewith except for any non-compliances which would not, individually or in the aggregate, have a Company Material Adverse Effect.

                    (m)  No Violations.  The Company is not in
          violation of or default under (i) any term of its Certificate of Incorporation or By-Laws, (ii) any of its contracts or agreements or under any instrument by which the Company is bound, or (iii) any outstanding indenture or other debt instrument or with respect to the payment of principal of or interest on any outstanding obligations for borrowed money.

                    (n)  Taxes.

                         (i)  The Company has duly and timely
               filed, or caused to be filed, and will duly and timely file, or cause to file, with the appropriate taxing authority all Tax Returns (as defined below) required to be filed on or before the date hereof by or with respect to the Company and such Tax Returns were or will be true, correct and complete in all material respects when filed.

                         (ii) The Company has paid or caused to be
               paid in full or has made adequate provision for on its balance sheet all material Taxes (as defined below) shown to be due on such Tax Returns. There are no liens for Taxes upon the assets of either the Company except for statutory Liens for current Taxes not yet due.

                         (iii)  None of the Tax Returns filed by or
               on behalf of the Company has been examined by the appropriate taxing authorities.

                         (iv) Except as set forth in Schedule
               3(n)(iv) hereto, the Company has not received any notice of deficiency or assessment from any taxing authority with respect to liabilities or obligations for Taxes with respect to the Company which has not been fully paid or finally settled, and any such deficiency or assessment shown in Schedule 3(n)(iv) hereto is being contested in good faith through appropriate proceedings. The Company has not given any outstanding waivers or comparable consents extending the application of the statute of limitations with respect to any Taxes or Tax Returns with respect to the Company.

                         (v)  The Company has complied in all
               material respects with all applicable laws, rules and regulations relating to the payment and withholding of payroll and employment taxes and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all material payroll and employment taxes required to be so withheld and paid over.

                         (vi) No audit or other administrative
               proceeding or court proceeding which is material to the financial condition of Company is presently pending with regard to any Taxes or Tax Returns.

                         (vii)  The amount and character of the tax
               loss carryforwards as set forth in the Company's financial statements for the year ending June 30, 1995 are materially accurate and, to the Company's best knowledge, are not subject to any "Section 382 limitation" under Section 382 of the Code, and any regulations promulgated thereunder. To the Company's best knowledge, at the Closing Date, the issuance of the Preferred Shares, the Warrants and the Fee Warrants in accordance with the terms of this Agreement and the Related Agreements will not result in an "ownership change" under Section 382 of the Code, and any regulations promulgated thereunder. As of the Closing Date, the Company shall not have any plan or intention to take any action after the Closing Date, which to its best knowledge would result in an "ownership change" under Section 382 of the Code and any regulations promulgated thereunder.

                           (viii)  For purposes of this Agreement,
               "Taxes" shall mean any and all taxes, charges, fees, levies or other like assessments (and all related interest, additions to tax and penalties), including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom, duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes, imposed by the United States, or any state, local or foreign taxing authority, whether computed on a unitary, combined or any other basis and "Tax Return" shall mean any report, return or other information filed with any taxing authority with respect to Taxes imposed upon or attributable to the operations of the Company.

                    (o)  ERISA.  Section 3(o) of the Disclosure
          Schedule contains a true and complete list of each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other bonus, severance or termination pay, stock option or stock purchase, incentive pay or other plan, program or arrangement covering present or former employees of the Company which is maintained or contributed to by the Company or any of its subsidiaries (the "Plans"). None of the Plans is subject to the provisions of Title IV of ERISA, and none of the Plans is a multiemployer Plan as defined in
          Section 3(37) of ERISA (a "Multiemployer Plan"). The Company has not incurred (directly or indirectly) any liability to the Pension Benefit Guaranty Corporation or with respect to a Multiemployer Plan. None of the Plans is subject to the minimum funding standards set forth in
          Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"). None of the Company or any of its officers or employees has engaged in a "prohibited transaction" as defined in
          Section 406 of ERISA or Section 4975 of the Code with respect to any Plan which would subject any of such parties to a civil penalty under Section 502(i) of ERISA or an excise tax under Section 4975 of the Code. Each of the Plans has been operated in all material respects in accordance with applicable law, including ERISA and the Code. None of the Plans is an employee welfare plan, as defined in Section 3(1) of ERISA, which provides health or life insurance benefits to employees of the Company following their retirement (other than coverage mandated by applicable law). Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified.

                    (p) Absence of Specified Changes. Except as set forth in Section 3(p) of the Disclosure Schedule, during the period from June 30, 1995 to the date hereof, there has not been any:

                         (1)  material adverse change in the
          business, condition or results of operations of the Company;

                         (2)  transactions involving the Company
          except in the ordinary course of business;

                         (3)  change in accounting principles,
          methods or practices of the Company;

                         (4)  amendment to the Certificate of
          Incorporation or By-Laws of the Company; or

                         (5)  agreement or understanding to take
          any of the actions described above in this paragraph.

                    (q)  Certain Fees.  No broker's, finder's or
          financial advisory fees or commissions will be payable by the Company with respect to the transactions contemplated by this Agreement and the Related Agreements.

                    (r) Use of Proceeds. The Company will apply the proceeds from the sale of the Series F Preferred
          Shares, the Series G Preferred Shares and the New
          Warrants to general working capital purposes.

                    (s)  Intellectual Property Rights.

                         (i)  The Company is the owner of or has
               rights to use (including the right to sue for past infringement) the intellectual and similar property of every kind and nature used at any time in or necessary for the conduct of its business, including without limitation, (A) Patents (meaning all United States and foreign patents and patent applications, patent disclosures and inventions, and all patents issued upon said patent applications or based upon said disclosures and inventions, including all reissues, divisions, continuations, continuations-in-part, substitutions, extensions or renewals of any of the foregoing), (B) Trademarks (meaning all United States, any political subdivision thereof, and foreign trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, logos, designs and general intangibles of like nature, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office (the "PTO"), any State of the United States or any other country or jurisdiction or any political subdivision thereof, and all goodwill symbolized thereby and/or associated therewith and all extensions or renewals thereof,), (C) Copyrights (meaning all copyrights, United States and foreign copyright registrations, and applications to register copyrights), (D) inventions, formulae, processes, designs, know-how, show-how or other data or information, (E) confidential or proprietary technical and business information, processes and trade secrets, (F) computer software and databases (including all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements, enhancements, updated and accessions thereto), (G) all technical manuals and documentation made or used in connection with any of the foregoing, and (H) all licenses and rights with respect to the foregoing or property of like nature, in each case as any of the foregoing have been at any time used in or necessary for the conduct of the business of the Company (collectively, the "Intellectual Property Rights").

                         (ii) Section 3(s)(ii) of the Disclosure
               Schedule sets forth a complete and accurate list of all Copyrights, Patents, and Trademarks owned by or under obligation of assignment to the Company. Each owner identified thereon is listed in the records of the appropriate United States, State or foreign agency as the sole owner of record.

                         (iii)  Section 3(s)(iii) of the Disclosure
               Schedule sets forth a complete and accurate list of
               (a) all material agreements and (b) all other agreements entered into since January 1, 1990, in each case between the Company and any third party granting any right to use or practice any rights under any Intellectual Property Right (collectively, the "Intellectual Property Licenses"), except for single-user licenses granting the right to use on a single personal computer a single copy of application software incorporating any of the Company's Intellectual Property Rights.

                         (iv) There is no restriction or limitation
               on the right of the Company to transfer any of the Intellectual Property Rights.

                         (v)  No trade secret, formula, process,
               invention, design, know-how, show-how or any other confidential information relating to the Company's business has been disclosed or authorized to be disclosed to any third party unless any such third party has entered into, or is bound by, a confidentiality agreement that is sufficient to protect fully the Company's proprietary interest and right in and to such Intellectual Property Right.

                         (vi) The use of the Intellectual Property
               Rights by the Company is not in conflict with the rights of others. There are no pending legal or governmental proceedings, including oppositions, interferences, proceedings or suits, relating to the Intellectual Property Rights, and, to the best knowledge of the Company, no such proceedings are threatened. To the best knowledge of the Company, the conduct of the business of the Company and the exercise of the Intellectual Property Rights does not infringe upon or otherwise violate, and the exercise of any rights granted to the Company under any Intellectual Property License would not infringe upon or violate any intellectual property rights of any third party. To the best knowledge of the Company, except as set forth in Section 3(s)(vi), no person is infringing upon or otherwise violating any of the Intellectual Property Rights. None of the Company or its affiliates has received notice of any claims, and there are no pending claims, of any persons relating to the scope, ownership or use of any of the Intellectual Property Rights.

                         (vii)  Each copyright registration,
               patent, and registered trademark and application therefor listed in Section 3(s)(ii) of the Disclosure Schedule is valid, subsisting and in proper form, and has been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions.
               There have been no failures in complying with such requirements. No such Copyright, Patent or Trademark has lapsed and there has been no cancellation or abandonment thereof.

                         (viii)  With respect to each patent and
               patent application listed in Section 3(s) of the Disclosure Schedule, there are no defects of form in the preparation or filing of the applications thereof. Each pending application is being diligently prosecuted. During the prosecution of each Patent, (A) all pertinent prior art references known to the Company or its counsel was properly disclosed to the PTO, and (B) neither such counsel nor the Company made any misrepresentation to, or concealed any material fact from, the PTO.

                         (ix) The execution and delivery of this
               Agreement and the Related Agreements and the taking of the actions contemplated hereby and thereby will not alter any of the rights of the Company in or to the Intellectual Property Rights.

                    (t) Environmental Matters. The Company is in compliance with the provisions of all federal, state and local laws relating to pollution or protection of the environment applicable to it or to real property leased by it or to the use, operation or occupancy thereof, except for violations or liabilities which individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect. The Company has not engaged in any activity in violation of any provision of any federal, state or local law relating to pollution or protection of the environment, which violation could reasonably be expected to have a Company Material Adverse Effect. The Company has no liability, absolute or contingent, under any federal, state or local law relating to pollution or protection of the environment, except for liabilities which individually or in the aggregate could not reasonably be expected to have a Company Material Adverse Effect.

                    (u) Registration Rights. Except as set forth in Section 3(u) of the Disclosure Schedule, the Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities.

                    (v)  Agreements.  Section 3(v) of the
          Disclosure Schedule contains a list of each agreement or instrument (including any and all amendments thereto) to which the Company is a party as of the date hereof and which is or, immediately following the consummation of the transactions contemplated by this Agreement, will be, material to the business, condition or results of operations of the Company. Each such agreement or instrument (including any and all amendments thereto) is in full force and effect and constitutes a legal, valid and binding obligation of (i) the Company and (ii) to the best knowledge of the Company, the other respective parties thereto, and, to the best knowledge of the Company, no person is in default or breach of (with or without the giving of notice or the passage of time) any such agreement or instrument.

                    (w) Availability of Documents. Section 3(w) of the Disclosure Schedule contains a true, correct and complete copy of the Company's Certificate of Incorporation, together with all amendments thereto. The Company has also heretofore provided or made available to the Purchaser an accurate copy of its by-laws and has heretofore made available for inspection by the Purchaser all written agreements, arrangements, commitments and documents referred to herein or in the Disclosure Schedule, in each case, together with all amendments and supplements thereto. The Company has heretofore made available for inspection by the Purchaser its corporate minute books. Such corporate minute books contain the minutes of all the meetings of stockholders, board of directors and any committees thereof which have been held since the Company's date of incorporation and all written consents to action executed in lieu thereof.

                    (x) Business Relations. To the knowledge of the Company, no client, customer or supplier will cease to do business with the Company due to the consummation of the transactions contemplated by this Agreement or the Related Agreements.

                    (y)  Interest in Competitors, Suppliers,
          Customers, etc. Except as set forth on Section 3(y) of the Disclosure Schedule or with respect to the ownership of less than 1% of the outstanding publicly traded securities of an entity, neither the Company nor its officers, directors, or affiliates have any ownership interest in any competitor, supplier, customer or franchisee of the Company.

                    (z) Private Offering. Assuming the accuracy of the Purchaser's representations set forth in Section 4(c) herein, the offer and sale of the Shares hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act. Neither the Company nor any person acting on behalf of it has taken or will take any action which would subject the offering and issuance of any of such securities to the provisions of
          Section 5 of the Securities Act or to the provisions of any securities law, rule or regulation of any applicable jurisdiction.

                    (aa)  Disclosure.  No representation or
          warranty to Purchaser contained in this Agreement and no statement contained in the Disclosure Schedule or any Officer's Certificate of the Company furnished pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

          4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

                    Each Purchaser represents and warrants,
          severally and not jointly, to the Company as follows:

                    (a)  Organization and Standing of the
          Purchasers. The Purchaser is a partnership duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its organization.

                    (b)  Authority; Enforceability; No Conflict.
          The Purchaser has all requisite power and authority (corporate or otherwise) to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser have been duly and validly authorized by all requisite partnership proceedings on the part of the Purchaser. This Agreement is a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by the Purchaser do not, and consummation by the Purchaser of the transactions contemplated hereby will not, result in or constitute (i) a default, breach or violation of or under the organizational documents of the Purchaser, or
          (ii) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which the Purchaser is a party or by which any of its properties or assets are bound, except for any defaults, breaches or violations which would not, individually or in the aggregate, have a material adverse effect on the Purchaser or prevent or materially delay the consummation by the Purchaser of the transactions contemplated hereby, or (iii) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority, except for any violations which would not, individually or in the aggregate, have a material adverse effect on the Purchaser or prevent or materially delay the consummation by the Purchaser of the transactions contemplated hereby.

                    (c) Acquisition for Investment. The Purchaser is either an "accredited investor," as that term is defined in SECTION230.501(a) of the rules and regulations promulgated by the SEC under the 1933 Act or a person described in SECTION230.506(b)(ii) of such rules and regulations. The Purchaser is acquiring the Preferred Shares, the New Warrants and, in the case of Wand III, the Revised Warrants solely for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and has no present intention or plan to effect any distribution of such Preferred Shares, the New Warrants or Revised Warrants. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Preferred Shares and Warrants. The Preferred Shares and Warrants may bear a legend to the following effect:

                         "THE SECURITIES REPRESENTED BY
                    THIS CERTIFICATE HAVE NOT BEEN
                    REGISTERED UNDER THE SECURITIES ACT
                    OF 1933, AS AMENDED, OR THE
                    SECURITIES LAWS OF ANY STATE IN
                    RELIANCE ON CERTAIN EXEMPTIONS FROM
                    REGISTRATION THEREUNDER.  THE SALE,
                    PLEDGE, HYPOTHECATION OR OTHER
                    TRANSFER OF SUCH SECURITIES IS
                    SUBJECT TO COMPLIANCE WITH APPLICABLE
                    SECURITIES LAWS AND REGULATIONS AND
                    CERTAIN RESTRICTIONS AND CONDITIONS
                    CONTAINED IN A CERTAIN SECURITIES
                    PURCHASE AND EXCHANGE AGREEMENT AND
                    RELATED AGREEMENTS DATED AS OF
                    JANUARY 31, 1996.  THE HOLDER OF THIS
                    CERTIFICATE BY ACCEPTANCE HEREOF
                    AGREES TO BE BOUND BY SUCH
                    RESTRICTIONS AND CONDITIONS.  A COPY
                    OF THE SECURITIES PURCHASE AND
                    EXCHANGE AGREEMENT IS ON FILE WITH
                    THE SECRETARY OF THE COMPANY."

          5.  CONDUCT OF BUSINESS OF THE COMPANY.

                    Except as expressly contemplated by this Agreement or the Related Agreements, during the period from the date hereof through the Closing, the Company will conduct its operations according to its ordinary course of business and consistent with past practice, and the Company will use its best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or the Related Agreements or as set forth in Section 5 of the Disclosure Schedule, prior to the Closing, the Company will not, without the prior written consent of the Purchaser:

                    (a) amend its Certificate of Incorporation or By-Laws;

                    (b) (i) except in accordance with the existing terms of the convertible securities, warrants, options and other agreements disclosed on Section 3(c) of the Disclosure Schedule, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of any class, or (ii) amend in any respect any of the terms of any such securities outstanding as of the date hereof, except to the extent required by the express terms on the date hereof of such securities;

                    (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock (except for dividends on the existing preferred stock in accordance with its terms), or redeem, retire, repurchase or otherwise acquire, directly or indirectly, any of its securities or adopt a plan of complete or partial liquidation or resolutions providing for or authorizing any such liquidation;

                    (d) incur any additional Indebtedness, except for short-term borrowings or other Indebtedness incurred in the ordinary course of business, or mortgage or pledge any of its assets, tangible or intangible;

                    (e)  acquire, sell, lease or dispose of any
          assets outside the ordinary course of business;

                    (f) make any change in any of the accounting principles or practices, methods or practices or business policies used by it;

                    (g)  acquire (by merger, consolidation, or
          acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

                    (h)  pay, discharge or satisfy any claims,
          liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or, in accordance with their terms, of liabilities reflected or reserved against in the September Balance Sheet (or the notes thereto) or incurred in the ordinary course of business consistent with past practice;

                    (i) increase the compensation payable to the officers and employees of the Company, except for increases in salary or wages (a) in accordance with past practice or (b) in conjunction with promotions or other changes in job status in the ordinary course of business;

                    (j)  pay, loan or advance any amounts to,
          transfer or lease any properties or assets to or enter into any contract or agreement with any officers, directors, employees or shareholders of the Company, except with respect to directors' fees and compensation to officers and employees at rates in accordance with past practice, and except with respect to reimbursable business expenses of a nature and in amounts reasonably related to the requirements of the business of the Company;

                    (k)  waive or release any rights of material
          value or terminate or fail to renew any material contract; or

                    (l) take, or agree in writing or otherwise to take, directly or indirectly, any of the actions described in Sections 5(a) through 5(k).

          6.  ADDITIONAL AGREEMENTS.

                    (a)  Access to Information; Confidentiality.
          From the date hereof to the Closing, the Company shall afford the officers, employees and agents of the Purchasers access during normal business hours to the Company's officers, employees, agents, properties, offices and all books and records of the Company, and shall furnish the Purchasers with all financial, operating and other data and information concerning the Company as the Purchaser, through its officers, employees or agents, may request and shall cooperate fully with the Purchasers and their representatives in their examination of the Company.

                    Each Purchaser will, and will cause its
          respective affiliates, partners, directors, officers, employees, agents, representatives and financial advisors (collectively, "Representatives") to, hold in strict confidence all Confidential Information (as hereinafter defined), and not disclose the same to any person without the prior consent of the Company, unless compelled to disclose any such Confidential Information by judicial or administrative process or, in the written opinion of their counsel, by other requirements of law. Prior to disclosing any Confidential Information to any such person, the Purchasers will inform such person and its representatives of the confidential nature thereof and will obtain from such person its agreement to be bound by the provisions of this paragraph as if references herein to the Purchaser were references to such person. If this Agreement is terminated, each Purchaser will promptly return to the Company or destroy all documents (including all copies thereof) furnished by the Company and received by such Purchaser or any of its Representatives containing such Confidential Information. For purposes hereof, "Confidential Information" shall mean all confidential nonpublic information concerning the Company that the Purchaser obtains from the Company, or its representatives, excluding any such information that subsequently becomes publicly available (other than directly or indirectly through acts of the Purchaser.)

                    (b)  Best Efforts.  Subject to the terms and
          conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements as promptly as practicable. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement and the Related Agreements, the proper officers and directors of each party hereto shall take all such necessary action.

                    (c) Public Announcements. The Purchasers and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and the Related Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law. Except as may be required by applicable law, the Company shall not disclose the identify of any Purchaser in any such press release or other public statement without the prior written consent of such Purchaser.

                    (d) Supplements to Disclosure Schedule. Prior to the Closing, the Company will supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. No supplement or amendment of the Disclosure Schedule made pursuant to this section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Purchasers specifically agrees thereto in writing.

                    (e) Directors. For so long as the Purchasers shall own, in the aggregate, Common Stock (or Preferred Shares convertible into Common Stock) equal to or exceeding five percent of the then outstanding Common Stock of the Company, the Purchaser shall be entitled to propose two candidates (the "Purchaser Designees") for election to the Board of Directors of the Company. Subject to its fiduciary duties to shareholders, the Company will recommend to its shareholders that the Purchaser Designees be elected to the Company's Board of Directors.

          7.   CONDITIONS PRECEDENT TO THE OBLIGATION OF THE
               COMPANY TO SELL THE PREFERRED SHARES AND WARRANTS
               AND OF THE PURCHASERS TO PURCHASE THE PREFERRED
               SHARES AND WARRANTS.

                    The respective obligations hereunder of the Company to issue and sell the Preferred Shares and Warrants and of the Purchasers to purchase the Preferred Shares and Warrants are subject to the satisfaction, at or before the Closing, of each of the following conditions set forth in paragraphs (a) through (c) below.

                    (a) Consents. The consents and approvals set forth in Section 3(b) of the Disclosure Schedule shall have been obtained.

                    (b)  No Injunction.  No statute, rule,
          regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

                    (c)  Related Agreements.  The Related
          Agreements shall have been executed and delivered by the parties thereto.

          8.   CONDITIONS PRECEDENT TO THE OBLIGATION OF THE
               COMPANY TO SELL THE PREFERRED SHARES AND WARRANTS.

                    The obligation hereunder of the Company to sell the Preferred Shares and Warrants to the Purchasers is further subject to the satisfaction, at or before the Closing, of each of the following conditions set forth in paragraphs (a) and (b) below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

                    (a) Accuracy of the Purchasers' Representations and Warranties. The representations and warranties of each Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a particular date).

                    (b)  Performance by the Purchasers.  The
          Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchasers at or prior to the Closing.

          9.   CONDITIONS PRECEDENT TO THE OBLIGATION OF THE
               PURCHASERS TO PURCHASE THE PREFERRED SHARES AND
               WARRANTS.

                    The obligation of the Purchasers hereunder to acquire and pay for the Preferred Shares and Warrants is subject to the satisfaction, at or before the Closing, of each of the following conditions set forth in paragraphs
          (a) through (e) below. These conditions are for the Purchaser's sole benefit and may be waived by the Purchasers at any time in its sole discretion.

                    (a) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a particular date).

                     (b) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

                    (c) Legal Opinions. The Purchasers shall have received the opinion of Baer Marks & Upham, substantially in the form set forth in Exhibit IX hereto.

                    (d)  Compliance with Securities Laws.  The
          offering and sale by the Company, at or prior to the Closing, of the Preferred Shares and Warrants shall have been made in compliance with all applicable requirements of federal and state securities laws and each Purchaser shall have received evidence thereof in form and substance reasonably satisfactory to it.

                    (e) No Offerings. Neither the Company nor any of its subsidiaries shall have offered, placed or sold, or caused or agreed to be offered, placed or sold, any securities or other obligations other than as part of the contemplated sale of the Preferred Shares and Warrants and the capital structure as reflected herein.

                    (f)  Regulatory Approvals.  All regulatory
          approvals shall have been obtained by the Purchasers.

          10.  TERMINATION.

                    (a)  Right To Terminate.  Notwithstanding
          anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the
          Closing:

                         (i)  at any time by mutual written consent
          of the Company and the Purchasers;

                         (ii)  by either the Company or the
          Purchaser if the Closing shall not have occurred by March 1, 1996; provided, however, that the right to terminate this Agreement under this Section 10(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                          (iii)  by either the Company or the
          Purchasers if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

                    (b) Obligations to Cease. In the event that this Agreement shall be terminated pursuant to Section 10(a) hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except that (i) the provisions of the second paragraph of
          Section 6(a), Section 11, and Section 12(g) shall survive, and shall be and remain in full force and effect and (ii) nothing herein will relieve any party from liability for any willful breach of this Agreement.

          11.  INDEMNIFICATION.

                    (a) General Indemnity. The Company agrees to indemnify and save harmless the Purchasers (and their respective directors, officers, partners, affiliates, representatives, advisors, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees, charges and disbursements) incurred by the Purchasers as a result of (i) any breach of the representations, warranties or covenants made by the Company herein or in the Related Agreements or (ii) any action, proceeding or claim commenced or threatened by a third party in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Each Purchaser agrees to indemnify and save harmless the Company (and its directors, officers, partners, affiliates, representatives, advisors, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees, charges and disbursements) incurred by the Company as a result of any breach of the representations, warranties or covenants made by such Purchaser herein or in the Related Agreements. No party shall be entitled to indemnification hereunder unless and until the aggregate amount of such party's indemnification claims exceeds $15,000 and then to the full extent of such claims.

                    (b)  Indemnification Procedure.  Any party
          entitled to indemnification under this Section 11 (an "indemnified party") will give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 11 except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist in respect of such action, proceeding or claim, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. Anything in this Section 11 to the contrary notwithstanding, the indemnifying party shall not, without the indemnified party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Section 11 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred. The indemnity agreements contained herein shall be in addition to (i) any cause of action or similar right of the indemnified party against the indemnifying party or others, and (ii) any liabilities the indemnifying party may be subject to pursuant to the law.

          12.  MISCELLANEOUS.

                    (a) Brokers. The Company and the Purchasers represent and warrant to each other that they have not taken any action which will result in any liability of the other to pay any broker's or finder's fee with respect to this Agreement or the transactions contemplated hereby.

                    (b) Expenses. Each party hereto shall pay its own fees and expenses incurred in connection with this Agreement except that, if the closing of the purchase of the Series G Preferred Stock by the Wand III Partnership, as set forth on Schedule 1 attached hereto, is consummated, the Company shall, immediately thereafter, pay the reasonable out-of-pocket fees and expenses, up to a maximum amount of $10,000, incurred by the Purchasers in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including the reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom in its capacity as Purchasers' legal counsel.

                    (c)  Survival of Representations, Warranties
          and Covenants. The representations and warranties set forth herein shall survive the Closing until sixty days after the Company shall have delivered to the Purchaser the audited financial statements of the Company and its consolidated subsidiaries (if any) for the fiscal year ended June 30, 1997, certified by the Company's independent public accountants; provided that the representations and warranties shall survive such date to the extent written notice of any breach thereof is given on or prior to such date and representations and warranties relating to Taxes shall survive until a date which is six months after the expiration of the applicable statute of limitations. The covenants of the Company set forth herein shall endure for so long as the Purchaser shall continue as a stockholder of the Company or for such shorter period as may be specified herein.

                    (d)  Assignment and Binding Effect.  Neither
          the Company nor the Purchaser shall assign all or any part of this Agreement without the prior written consent of the other; provided, however, that the Purchaser, without such prior written consent, may assign its rights hereunder to any entity or entities directly or indirectly controlled by, or under common control with, it; provided, further, that no such assignment shall relieve the Purchaser of its obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties pursuant to this paragraph.

                    (e) Headings. Subject headings are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.

                     (f)  Notices.  Any notice, demand, request,
          waiver, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if personally served or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed as follows:

                       To the Company:   Nestor, Inc.
                                         One Richmond Square
                                         Providence, Rhode Island 02906
                                         Attention:  Chief Executive Officer

                       With copies to:   Baer Marks & Upham
                                         805 Third Avenue
                                         New York, NY 10022-7513
                                         Attention:  Herbert S. Meeker, Esq.

                       To the            Wand (Nestor) Inc.
                       Purchasers:       c/o Wand Partners Inc.
                                         630 Fifth Avenue
                                         Suite 2435
                                         New York, New York  10111
                                         Attention:  Bruce W. Schnitzer

                       With a copy to:   Skadden, Arps, Slate,
                                           Meagher & Flom
                                         919 Third Avenue
                                         New York, New York  10022-3897
                                         Attention:  Nancy L. Henry, Esq.

                    (g)  Governing Law.  THIS AGREEMENT SHALL BE
          CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS
          OF THE STATE OF DELAWARE AS APPLIED TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN THE STATE OF DELAWARE.

                    (h)  Entire Agreement.  This Agreement,
          including the Exhibits and Schedules hereto, sets forth the entire understanding and agreement of the parties hereto relating to the matters set forth herein and supersedes any and all other understandings, negotiations or agreements between the parties hereto relating to the matters set forth herein.

                    (i)  Counterparts.  This Agreement may be
          executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

                    (j) Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

                    (k) Words in Singular and Plural Form. Words used in the singular form in this Agreement shall be deemed to import the plural, and vice versa, as the sense may require.

                    (l)  Amendment and Modification.  This
          Agreement may be amended or modified only by written agreement executed by all parties hereto.

                    (m) Waiver. At any time prior to the Closing, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

                    (n) Specific Enforcement. The Purchaser and the Company acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                      NESTOR, INC.

                                      By:   /s/ Simon Heifetz
                                           __________________________
                                           Name:  Simon Heifetz
                                           Title:  Vice Chairman

                                      WAND/NESTOR INVESTMENTS L.P.
                                      WAND/NESTOR INVESTMENTS II L.P.
                                      WAND/NESTOR INVESTMENTS III L.P.


                                      By:  WAND (NESTOR) INC.
                                             as General Partner

                                      By: /s/ Malcolm P. Appelbaum
                                          ______________________________
                                           Name:  Malcolm P. Appelbaum
                                           Title:  Vice President

                                                      [150339/2a]


                                       SCHEDULE I

               SECURITIES TO BE PURCHASED BY WAND/NESTOR INVESTMENTS
               L.P.

                  Security                               Purchase Price

                  527 Shares of Series F                 $527,000
                  Preferred Stock (together
                  with detachable Warrants to
                  purchase 152,830 shares of
                  Common Stock)

               SECURITIES TO BE PURCHASED BY WAND/NESTOR INVESTMENTS II
               L.P.

               Security                                  Purchase Price

                  72 Shares of Series F                    $72,000
                  Preferred Stock (together
                  with detachable Warrants to
                  purchase 20,880 shares of
                  Common Stock)

               SECURITIES TO BE PURCHASED BY WAND/NESTOR INVESTMENTS III
               L.P.

                  Security                               Purchase Price

                  401 Shares of Series G                   $401,000
                  Preferred Stock (together
                  with detachable Warrants to
                  purchase 116,290 shares of
                  Common Stock)

               [The purchase of Series G Preferred Stock is subject to Wand III's receipt of all regulatory approvals that it deems necessary or advisable, in its sole discretion.]

               Securities To Be Transferred By
               Wand/Nestor Investments L.P. to Wand/Nestor Investments
               III L.P.

                      74,151    Shares of Company Common Stock
                       1,444    Shares of Series C Preferred Stock
                       8,322    Shares of Series D Preferred Stock
                     416,115    $.65 Warrants
                     291,281    $1.00 Warrants
                       4,161    $2.00 Warrants

               Securities To Be Exchanged By
               Wand/Nestor Investments L.P.

                       1,776 Shares of Series C Preferred Stock for 1,776 Shares of Series H Preferred Stock

               Securities To Be Exchanged By Wand/Nestor Investments II
               L.P.


                         250 Shares of Series C Preferred Stock for 250 shares of Series H Preferred Stock

               Securities To Be Exchanged By Wand/Nestor Investments III
               L.P.

                       1,444 Shares of Series C Preferred Stock for 1,444 Shares of Series E Preferred Stock

                     416,115    $.65 Warrants for 416,115 Revised $.65
                                Warrants

                     291,281    $1.00 Warrants for 291,281 Revised $1.00
                                Warrants